Exhibit 99.1

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Announces Closing of Senior Notes Offering; Successfully Completes Consent Solicitation

Englewood, CO - February 7, 2014 - Westmoreland Coal Company announced today the closing of the previously announced private offering of $425 million in aggregate principal amount of 10.75% Senior Secured Notes.

The proceeds from the offering will be used primarily to pay the purchase price and related expenses for Westmoreland’s previously announced acquisition of Sherritt International Corporation’s coal mining operations, to prepay the outstanding senior secured notes issued by a subsidiary, and for working capital.  The proceeds will be held in escrow pending the completion of the Sherritt acquisition, which is expected to occur by the end of the first quarter of 2014.

The notes were offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”) and to buyers outside the United States pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act, and until so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes.

In addition, Westmoreland successfully completed its previously announced solicitation of consents from holders of its outstanding 10.75% Senior Secured Notes, allowing it to increase borrowing availability under its revolving credit agreement. Westmoreland received consent from holders of approximately 83.5% of the principal amount of existing notes, exceeding the consent required under the Indenture to approve the amendments.

The amendments will be implemented through the adoption of a second supplemental indenture, which will become operative only upon the completion of the Sherritt acquisition and disbursement of the previously announced cash payment of $1.25 per $1,000 in principal amount of existing notes to holders of existing notes that consented to the amendments.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include sub-bituminous coal mining in the Powder River Basin in Montana and Wyoming, and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information, visit www.westmoreland.com.

Cautionary Note Regarding Forward-Looking Statements and Canadian Information

This release contains “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. These statements involve known and unknown risks, which may cause our actual results to differ materially from results expressed or implied by the forward looking statements. These risks include factors such as the uncertainty of negotiations to result in an agreement or a completed transaction, the uncertain nature of the expected benefits from the actual or expected acquisition, the uncertain nature of the announced acquisition, the ability to complete such transactions, risks associated with the integration of acquired assets, risks associated with the our industry or the economy generally, and other such matters discussed in the “Risk Factors” section of our filings with the SEC. The forward-looking statements in this release speak only as of the date of this release. Although we may from time to time voluntarily update our prior forward looking statements, we disclaim any commitment to do so except as required by securities laws.

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Contact: Kevin Paprzycki (855) 922-6463